Exhibit 8.1

[Freshfields Letterhead]

International General Insurance Holdings Ltd.

74 Abdel Hamid Sharaf Street

P.O. Box 941428

Amman 11194, Jordan

April 14, 2020

Ladies and Gentlemen:

We are acting as United States federal income tax counsel to International General Insurance Holdings Ltd., a Bermuda exempted company (the Company), in connection with the preparation and filing with the Securities and Exchange Commission (the Commission) of a Registration Statement on Form F-1 (as amended from time to time, the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), under the Securities Act of 1933, as amended (the Securities Act), relating to (i) the issuance from time to time by the Company of up to 17,250,000 common shares, par value $0.01 per share (the Common Shares), including (x) 12,750,000 Common Shares issuable upon the exercise of the Company’s public warrants (the Public Warrants) issued in exchange for 12,750,000 public warrants of Tiberius Acquisition Corporation, a Delaware corporation (Tiberius), and, (ii) 4,500,000 Common Shares issuable upon the exercise of the Company’s warrants issued in exchange for 4,500,000 Tiberius private warrants (the Private Warrants and, collectively with the public warrants, the Warrants), and (ii) the offer and sale from time to time by the selling securityholders named in the Registration Statement or their permitted transferees (collectively, the Selling Securityholders) of (x) up to 39,107,382 Common Shares, (y) up to 4,500,000 Private Warrants to purchase Common Shares and (z) 4,500,000 Common Shares issuable upon the exercise of the Private Warrants.

In rendering our opinion, we have examined the Registration Statement and (i) the Company’s audited financial statements as of and for the period from October 28, 2019 through December 31, 2019, (ii) the audited consolidated financial statements of International General Insurance Holdings Limited, a company organized under the laws of the Dubai International Financial Center, at December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, and (iii) the unconsolidated financial statements of the insurance subsidiaries of the Company as of and for the period ended December 31, 2019. In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon oral or written statements and representations of public officials, officers and other representatives of the Company. We have also assumed that the Registration Statement will be declared effective by order of the Commission and will remain effective at the time the Private Warrants are sold.

Based upon our examination and subject to the qualifications set forth in this letter, we are of the opinion that:

The statements set forth in the Registration Statement under the heading “TAXATION—Material United States Federal Income Tax Considerations,” to the extent they are statements of or conclusions on United States federal income tax law, are correct in all material respects.

Our opinions are limited to the federal tax law of the United States and to the issues specifically addressed in this letter. We express no opinion on any other laws, we intimate no view on any other matter that may be relevant to your interests and we do not undertake to advise you of changes in law or fact that may come to our attention after the date of this letter. This letter speaks only as of its date, and we assume no obligation to advise you or any other holder of any change in law or fact that occurs after the date of this opinion letter, even though such change may affect the legal analysis or legal conclusion expressed in this letter. We also caution you that our opinions depend upon the facts, assumptions and representations to which this letter refers, and our conclusions could differ if those facts and assumptions were found to be different. Should the United States Internal Revenue Service take a position inconsistent with our conclusions, there can be no assurance that it will not prevail.

The opinion expressed in this letter is solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder, and may not be relied upon in any manner or used for any purpose by any other person or entity.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours sincerely,

/s/ Freshfields Bruckhaus Deringer US LLP